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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                               D K Investors, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   233213 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          On or about November 9, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

CUSIP No.  233213 10 7


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS:


     Estate of Glenn O. Thornhill
     Jeoffrey B.  Bodenhorst,  Executor
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:

     USA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER:

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER:

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER:

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER:

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     -0-
________________________________________________________________________________
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                       [X]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     -0-
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

     OO
________________________________________________________________________________

Item 1.
          (a)   DK Investors, Inc.

          (b)   205 Lexington Avenue, New York, NY 10016

Item 2.
          (a)   Estate of Glenn O. Thornhill
                Jeoffrey B. Bodenhorst, Executor

          (b)   Rte 2 Box 498, Lebanon, VA 24266

          (c)   USA

          (d)   Common Stock

          (e)   233213 10 7

ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          N/A

ITEM 4.   Ownership

          (a)   Amount beneficially owned:                                      -0-

          (b)   Percent of class:                                               -0-

          (c)   Number of shares as to which the person has:

                (i)    Sole power to vote or to direct the vote:                -0-

                (ii)   Shared power to vote or to direct the vote:              N/A.

                (iii)  Sole power to dispose or to direct the disposition of:   -0-

                (iv)   Shared power to dispose or to direct the disposition of: N/A.


ITEM 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

          [X].

In November, 2001, the reporting person distributed all the shares it then owned in the issuer to Mary Alice T. Bodenhorst and Mona Armistead, the daughters of the testator, and to Robert E. Bruns, Trustee of Bruns Living Trust.

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          N/A

ITEM 8.   Identification and Classification of Members of the Group

          N/A

ITEM 9.   Notice of Dissolution of Group

          N/A

ITEM 10.  Certification

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                June 15, 2002
                       --------------------------------
                                     Date

                          /s/ Jeoffrey B. Bodenhorst
                       --------------------------------
                                  Signature

                       Jeoffrey B. Bodenhorst, Executor
                       --------------------------------
                                  Name/Title